Exhibit 99.1

BiomX Acquires Zorronet, Autonomous AI Command-and-Control Platform for Real-Time Defense and Security Applications

Targets $81B command-and-control and video analytics markets by 2030, driven by real-time situational awareness in defense environments

Netanya, Israel and Rehovot, Israel, April 10, 2026 - BiomX Inc. (NYSE American: PHGE) (the “Company”) today announced that it has completed the acquisition of 100% of Zorronet from Water.io (TASE: WATR). This acquisition marks BiomX’s entry into the defense, security and rescue sector and establishes a foundation for building a diversified portfolio of defense, rescue, and security capabilities aligned with growing global demand. The acquisition was completed pursuant to a definitive agreement with Water.io.

Zorronet is a developer of AI-powered command-and-control software that uses artificial intelligence and machine learning to integrate video analytics, drones, sensors, and IoT devices into a unified operational intelligence environment. Its software ingests and analyzes multiple data and sensor streams simultaneously to detect, classify, and prioritize potential threats in near real time, enabling more efficient decision-making through a unified and actionable intelligence layer.

Zorronet has contracts with the Israel Defense Forces as well as major critical infrastructure including Israel Railways. The company also serves government customers, Tier-1 OEMs such as Elbit Systems, and international clients. Its platform is deployed in mission-critical defense and security environments where real-time situational awareness and rapid response are essential.

The acquisition complements the Company’s previously announced option to acquire control of DFSL, an Israeli LADAR (Laser Detection and Ranging) solutions company with established capabilities in counter-unmanned aerial systems (C-UAS), perimeter and border security, and advanced detection technologies. Both companies have demonstrated their technologies in real-world operational environments, including deployments supporting critical infrastructure and national border defense.

Modern security and defense operations rely on a growing network of sensors and connected systems that continuously generate large volumes of data. Operators often rely on multiple disconnected systems, increasing response times and the risk of missed threats. Zorronet addresses this challenge by bringing together fragmented systems into a unified environment, where data from cameras, drones, sensors, and IoT devices is continuously analyzed and translated into actionable intelligence, enabling operators to move from passive monitoring to active threat management and supporting enhanced monitoring and response capabilities.

These trends are reflected in broader market growth, with the global command and control systems market projected to reach approximately $44 billion by 2030, and the global video analytics market expected to exceed $37 billion over the same period, driven by increasing demand for integrated situational awareness and AI-enabled decision-support platforms.

“The acquisition of Zorronet strengthens our ability to support real-time decision-making across complex security environments,” said Michael Oster, Chief Executive Officer of BiomX. “As the volume of data generated by sensors, drones, and connected systems continues to grow, the ability to interpret that data efficiently and respond in a timely manner becomes increasingly important. This acquisition marks an important step in our entry into the defense sector and our focus on acquiring and building a diversified portfolio across defense, rescue, and security sectors.”

Additional details are available in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “anticipates,” “potential,” “continue,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the expected benefits of the acquisition, the Company’s strategic direction, and the expansion of its capabilities in defense, security, and critical infrastructure markets. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. These risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements, except as required by law.

Contact

Michael Oster

info@biomx.com